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                      Amendment Letter

Trust Agreement between the Company and First Union National Bank


          WHEREAS, the Board of Directors of Airgas, Inc. (the "Board") pursuant to its resolution of March 7, 2000 (the "Resolution"), approved an increase, from 5% to 10%, in the number of the outstanding shares of common stock, par value $0.1 per share (the "Company Stock"), of Airgas, Inc. (the "Company") that may be held in the trust ("the "Trust") established pursuant to the Trust Agreement between the Company and First Union National Bank (the "Trustee"), effective as of March 30, 1999 (the "Trust Agreement") pursuant to the authority to effect such an amendment as set forth in Section 9.1 of the Trust Agreement;

          NOW, THEREFORE, the parties hereto agree as follows:

1. Amendment of Trust Section 2.1 of the Trust Agreement is hereby amended to increase the number of shares of Company Stock that may be held by the Trust from 5% to 10% of the Company's outstanding Shares;

2. Related Agreements. The parties shall into the a new Common Stock Purchase Agreement and Promissory Note substantially in the same form as entered in to in connection with the initial funding of the Trust in 1999, subject to any necessary changes in the number of shares in common stock and interest rates and each party shall perform its obligations thereunder.

          IN WITNESS WHEREOF, the undersigned have duly executed this Agreement on the date and year first above written.

                         AIRGAS, INC.


                         By: /s/ Roger F. Millay
                         Name: Roger F. Millay
                         Title:   Senior Vice President &
                                  Chief Financial Officer

                         FIRST UNION NATIONAL BANK


                         By: /s/ George Rayzis
                         Name: George Rayzis
                         Title:   Vice President